Exhibit 10

Third Amendment to Manufacturing Agreement between DPT Laboratories, Ltd.

And Auxilium Pharmaceuticals, Inc.

This third amendment (“Third Amendment”) is made as of 14th, September 2005.

Recitals

Whereas, DPT Laboratories, Ltd. (“DPT”) and Auxilium Pharmaceuticals, Inc. (the “COMPANY”) entered into a Manufacturing Agreement dated April 23, 2002, followed by the First and Second Amendments (the “Manufacturing Agreement”) relating to the manufacture of COMPANY’S testosterone product (the “Product”);

Whereas DPT and COMPANY desire to further amend the Manufacturing Agreement.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AND INTENDING TO BE LEGALLY BOUND, Auxilium and DPT agree as follows:

1.	Except as specifically referenced herein, the Manufacturing Agreement, and all defined terms, shall remain unchanged and continue in full force and effect.

2.	The original Term in Paragraph 4.1 of the Agreement shall be extended for a period of five (5) years beginning on January 1, 2006 and terminating on December 31, 2010 (the “Supplemental Term”).

3.	Subject to COMPANY’S right to qualify, and order Product from a Back-Up Supplier, and subject to DPT’s ability to qualify the Lakewood Facility pursuant to Paragraph 5 of this Third Amendment, DPT will manufacture 100% of Auxilium’s worldwide commercial requirements of Product during the Supplemental Term of the Agreement.

4.	(a.) Schedule A is deleted.

(b.) Manufacturing Fees for the Supplemental Terms are as follows:

Annual Volume

•	Less than [***] batches: $[***]/tube

•	[***]-[***] batches: $[***]tube from tube 1

•	[***]-[***] batches: $[***]tube from tube 1

•	Over [***] batches: $[***]tube from tube l

DPT Third Amendment

(c.)	Manufacturing Fees for the time frame August 1, 2005 through December 31, 2005 shall be $[***]/tube.

5.	Paragraph 2.9 governing the Back-Up Supplier is revised to add the following provisions:

(a.)	DPT shall use its best efforts to qualify its Lakewood, New Jersey facility (the “Lakewood Facility”) as a secondary site for the production of Product (the Lakewood Qualification”). Qualification shall be defined as completion of the establishment of the Lakewood Facility as an active, fully operational, secondary site for the manufacture of Product in accordance with the terms and conditions of the Manufacturing Agreement, including installation and validation of all equipment and processes and receipt of required regulatory approvals. DPT will pay for all expenses related to the Lakewood Qualification with the exception of the commercially saleable stability batches for which COMPANY will pay for raw materials, packaging costs, package components and manufacturing fees.

(b.)	It is anticipated by the parties that it will take approximately eighteen (18) months to complete the Lakewood Qualification. While that Lakewood Qualification is ongoing, COMPANY shall have the right to have its current Back-Up Supplier produce up to three (3) batches of product per Calendar Year in order to maintain such status as a Back-Up Supplier for Product, until completion of the Lakewood Qualification. COMPANY will endeavor, but not be required to produce international product batches from a Back-Up Supplier.

6.	Subject to Paragraph 7 regarding the Cost Reduction Program, DPT shall have the ability to implement a maximum of two (2) price changes during the Supplemental Term, no greater than applicable changes in the Producer Price Index for Pharmaceutical Manufacturing (“PPI”) over the time frame in question.

DPT Third Amendment

7.	DPT and Auxilium agree to work together to identify ways to reduce the manufacturing cost of the Product and to implement an appropriate cost reduction program. (“Cost Reduction Program”). Annual Cost Reduction Program objectives will be mutually agreed upon. Representatives from the manufacturing teams of DPT and COMPANY will meet at least quarterly to set the objectives, review the progress and performance, and address any problems.

8.	During the Supplemental Term, DPT agrees to refrain from manufacturing or packaging for any third party, any [***] products approved by the FDA or an equivalent foreign agency for use in [***].

9.	Equipment used to produce Product that is provided by COMPANY and located in the DPT facility (“Company Owned Equipment”) may be utilized by DPT to produce non-testosterone products for customers other than COMPANY provided that DPT pays COMPANY a royalty at the anticipated rate of $[***] per unit. The royalty rate may be subject to further negotiation, depending on the product under production. DPT will be required to give priority to COMPANY in accordance with Forecasted Needs for its Product production scheduling, before scheduling any third-party use of COMPANY Owned Equipment. DPT must utilize dedicated change parts for any such COMPANY Owned Equipment used for customers other than COMPANY. Normal maintenance, taxes, replacement parts and capital improvements shall be the responsibility of DPT.

10.	In the event that COMPANY orders less than twelve (12) batches of Product in any Calendar Year, the parties will negotiate in good faith to establish new manufacturing fees, with the understanding that DPT will continue to produce certain quantities of Product for a minimum period of twenty-four (24) months in order to enable COMPANY to identify and utilize another entity to manufacture the Product.

DPT Third Amendment

11.	DPT and the COMPANY will negotiate the terms and conditions of a Quality Agreement with the objective of having an effective document in place within sixty (60) days.

IN WITNESS WHEREOF, the Parties have executed this Third Amendment on the date set forth above.

AUXILIUM PHARMACEUTICALS, INC.		DPT LABORATORIES, LTD.

By:	/s/ Gerri A. Henwood	By:	/s/ Paul Johnson
Title:	Chief Executive Officer	Title:	President

DPT Third Amendment

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